EXHIBIT 3.2
                                                                     -----------


                           CERTIFICATE OF ELIMINATION
                                       OF
                SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                               DELTA HOLDCO CORP.
                         (Pursuant to Section 151 of the
                      Delaware General Corporation Law)


            Delta Holdco Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

            FIRST: That, the following resolutions were adopted by the Board of Directors of the Corporation pursuant to the provisions of Section 151(g) of the General Corporation Law acting by written consent on January 30, 2002:

                  RESOLVED, that no shares of the Corporation's Series A Junior
            Participating Preferred Stock, the relative rights, preferences and limitations of which were set forth in the Corporation's Certificate of Incorporation (the "Former Preferred Stock") are outstanding, and it is anticipated that no shares of the Former Preferred Stock will be issued; and further

                  RESOLVED, that unless shares of Former Preferred Stock have been issued, as soon as practicable after the adoption of this resolution, the Authorized Officers of the Corporation are, and each of them is, directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth this resolution and the immediately preceding resolution in order to eliminate from the Corporation's Certificate of Incorporation all matters with respect to the Former Preferred Stock.

            SECOND: That, pursuant to the provisions of Section 151(g) of the DGCL, all references to Series A Preferred Stock in the Certificate of Incorporation of the Corporation (including paragraph 5 of Article Fourth and the designation of the "Special Terms of the Preferred Shares" set forth therein) hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

            IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 14th day of February, 2002.


                                          DELTA HOLDCO CORP.


                                          By:   /S/ BRITT D. BANKS
                                             ---------------------------------
                                             Name:  Britt D. Banks
                                             Title: Vice President, General
                                                    Counsel and Secretary















                                      -2-